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AMENDMENT TO
TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment (“Amendment”) is dated the [ ] day of [ ] 2025, by and between RMB Investors Trust, formerly named Burnham Investors Trust (the “Fund”), and the Bank of New York Mellon (“BNY”), as successor in interest to PFPC Inc. This Amendment is effective as of [ ] (the “Effective Date”).

BACKGROUND:

WHEREAS, BNY and the Fund entered into a Transfer Agency and Services Agreement dated as of June 1, 2005, as amended to date (the “Agreement”), relating to BNY’s provision of services to the Fund.

WHEREAS, the Fund and BNY wish to amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.The Agreement is hereby amended by deleting Schedule A to the Agreement in its entirety and replacing it with Schedule A as attached to this Amendment.

2.Capitalized terms not defined in this Amendment shall have the same meaning as set forth in the Agreement. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

3.As specifically amended hereby, the Agreement remains in full force and effect in accordance with its terms.

4.The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

5.This Amendment may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email. “Electronic Signature” means an image, representation or symbol inserted into an electronic copy of the Amendment by electronic, digital or other technological methods.

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6.Each of the parties represents and warrants to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind such party or parties to this Amendment, including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

7.This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

[Signature page follows]

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IN WITNESS WHEREOF, each party represents and warrants to the other party that it has the full authority to enter into this Amendment to the Agreement upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind such party to the Amendment.

RMB INVESTORS TRUST	THE BANK OF NEW YORK MELLON
By:	By:
Name:	Name:
Title:	Title:

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Schedule A

List of Portfolios

RMB Fund – Class A, C, I
RMB International Fund – Class I
RMB Mendon Financial Services Fund – Class A, C, I
RMB Small Cap Fund – Class I
RMB SMID Cap Fund – Class I
RMB Quality Intermediate Core Fund – Class I
RMB Quality Intermediate Tax-Exempt Fund – Class I